Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of July 1, 2026 (the “Effective Date”) by and between Alpha Modus Holdings, Inc., a Delaware corporation (the “Company”) and 9185-5759 Quebec Inc. (the “Consultant”).

RECITALS

A. The Company desires to obtain the services of Consultant under the terms and conditions set forth in this Agreement.

B. Consultant desires to provide its services to the Company in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Consultant and the Company hereby covenant and agree as follows:

1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Exhibit A attached to this Agreement.

2. Consulting.

(a) The Company agrees to engage the Consultant to perform the services described in Section 2(b), as of the Effective Date and for the period set forth in Section 2(c) below, unless Consultant’s engagement is terminated sooner in accordance with this Agreement.

(b) Consultant accepts and agrees to perform services which include the following (the “Services”) through its representative, Alexander Asgary (the “Representative”): Chief Strategy Officer, IR and investor narrative, ARIA commercialization, FlowSync implementation, Alpha Cash branding, digital marketing and general oversight, B2B sales support, IP claim expansion and any other such duties or responsibilities determined by the Company’s Chief Executive Officer and the Company’s board of directors (the “Board”) and to operate within the guidelines, plans and policies as may be established or approved by the Company from time to time.

(c) Consultant shall commence performing the Services hereunder as of the Effective Date and continue in the service of the Company until the fifth (5th) anniversary of the Effective Date (the “Initial Term”) or until this Agreement is terminated sooner as provided in this Agreement. Upon expiration of the Initial Term, this Agreement will be automatically extended by the Company for additional one (1) year periods (each, a “Renewal Term”), unless by providing written notice to Consultant in accordance with the terms of this Agreement of not less than forty-five (45) days prior to the expiration of the Initial Term or any Renewal Term.

(d) The Services will be performed virtually from such place as the Consultant shall determine. Consultant’s Representative may be required to engage in reasonable travel to other locations on Company business consistent with Consultant’s position. The Company shall arrange and pay for reasonable transportation, accommodation and related business travel expenses, with all such expenses in excess of $1,000 pre-approved by the Company and travel standards, accommodations and flight arrangements generally consistent with those provided to executives of the Company.

3. Compensation.

(a) The Company shall pay to Consultant fees of $250,000 per annum (the “Fees”) , which amount shall be prorated for any partial year. If this Agreement is terminated as provided herein prior to the expiration of the Initial or the Renewal Term (if applicable), then the Company shall pay to Consultant any amount of the Fees due to Consultant up to and including the date of such termination.

(b) The Company shall pay to Employee $250,000 of Company common stock warrants on or before August 1, 2026, with the number of shares determined based on the average closing price of the Company’s common stock for the 5 trading days prior to and ending on June 30, 2026, and a $0.0001/share exercise price, as a sign on award.The common stock warrants shall be exercisable for five (5) years following the issue date thereof, and if any such common stock warrants remain unexercised at 11:59 pm (Eastern time) on the last day of such period, they shall thereafter expire and be of no further force or effect.

(c) Commencing as of the Effective Date, Consultant shall be eligible to receive an annual success fee and/or stock warrant award of up to 110% of Fees, based on (i) the Representative’s annual performance, as agreed between the Consultant and the Company and (ii) the Company’s achievement of certain EBITDA and financial goals, as determined by the Board (“Annual Success Fee”). The Company shall have the sole discretion in determining whether such performance and financial goals were met. Consultant shall only be entitled to receive any Annual Success Fee if Consultant remains an Consultant in good standing with the Company as of the end date of the reference period in respect of which such Annual Success Fee is payable.

(d) Consultant will be eligible to receive annual grants of long-term incentive awards under and subject to the terms of the Company’s equity or other long-term incentive plan (including any applicable award agreement) as in effect from time to time. The target value of the awards granted will equal $325,000 or approximately 130% of Consultant’s annualized Fees. Consultant recognizes and acknowledges that the award of equity compensation is not guaranteed or promised in any way.

4. Payment or Reimbursement of Expenses. Subject to compliance by Consultant with such policies regarding expenses and expense reimbursements as may be adopted from time to time by the Company, Consultant shall be paid or reimbursed for reasonable expenses actually incurred in connection with the performance of his duties under this Agreement and in the furtherance of the business and affairs of the Company (which payment shall specifically include at least a $50 per month cell phone and travel allowance). Any such reimbursement shall be made within a reasonable period after presentation by Consultant of an itemized account of such expenses, accompanied by appropriate receipts satisfactory to the Company. In no event shall any expense be paid or reimbursed, unless properly accounted for to the extent necessary to substantiate the Company’s federal income tax deduction under the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder or any similar state or federal law or regulation.

5. Additional Benefits.

(a) Consultant shall be eligible to participate in or receive benefits under any Consultant benefit plan or arrangement now or in the future made available by the Company generally to its executive Consultants, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements, and subject to those benefits being available to Canadian residents and non-US residents. Nothing in this Agreement shall affect the Company’s right to change insurance carriers and to adopt, amend, terminate, or modify such plans and arrangements from time to time, provided that such changes apply to all Consultant Consultants generally.

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(b) Consultant shall be entitled to take 30 days of paid vacation during each 12-month period. No paid vacation may be carried forward from one 12-month period to another. The other terms and conditions of such vacation and all other forms of leave, including accrual rates and payout, shall be as set forth in the Company’s vacation and leave policies, as they may exist and be amended from time to time. Consultant shall also be entitled to all paid holidays given by the Company in accordance with and applicable provincial law in Canada and the Company’s regular paid holiday policy, as it may exist and be amended from time to time.

6. Termination. This Agreement and the Company’s obligations hereunder shall terminate as provided in Section 2(c) unless terminated earlier pursuant to this Section 6 as follows:

(a) In the event of the death or Total Disability of the Representative, this Agreement shall automatically terminate as of the date of such death or Total Disability.

(b) Consultant may terminate this Agreement at any time upon thirty (30) days’ advance written notice delivered to the Company.

(c) The Company may terminate this Agreement at any time, effective immediately, with or without Cause.

7. Termination Fee.

(a)	If the Company terminates this Agreement with the Company for Total Disability or without Cause in accordance with Sections 6(a) or (c) prior to the expiration of the Initial Term or any Renewal Term, the Company shall pay Consultant a termination fee equal to one month of the Fees as in effect on the date of termination plus one (1) additional month for each year of partial or completed service, subject to subsections (c) and (d), below.

(b)	If during the Term of this Agreement there is a CC Termination, then the Consultant will be entitled to a termination fee (in addition to any other rights and other amounts payable to the Consultant under Company plans in which Consultant is a participant, but without duplication for any amounts due to Consultant pursuant to Section 7(a)) payable in a lump sum in cash in an amount equal to the sum of: (i) the Consultant’s Fees in effect on date of such CC Termination (or, if greater, the highest annualized Fees in effect during the three year period ending on the date of such CC Termination), and (ii) the Consultant’s Average Annual Success Fee, subject to subsections (c) and (d).

(c)	Any termination fee payable to Consultant pursuant to this Section 7 (a “Termination Fee”) will be made in a lump sum within sixty (60) days after the date this Agreement is terminated giving rise to such Termination Fee pursuant to Section 7(a) or (b); provided that Consultant executes and delivers the release contemplated by Section 7(d) and such release becomes effective and irrevocable. If such sixty (60) day period spans two calendar years, the Termination Fee will be paid in the second calendar year. However, if Consultant is a “specified employee” as defined in regulations under Section 409A of the Code and the Termination Fee constitutes “nonqualified deferred compensation” that is subject to Section 409A of the Code, the Termination Fee will be paid on the first business day following the date that is six (6) months after the Termination Fee is otherwise payable pursuant to this Agreement.

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(d)	Consultant acknowledges and agrees the Termination Fee to which the Consultant is entitled under this Section 7 is conditioned upon and subject to the Consultant’s executing and delivering the general release of claims in the form attached hereto as Exhibit B by the 45th day following the Consultant’s separation from service and not revoking the release within the seven (7) days after executing and delivering the release. If such forty-five (45) day period plus the seven (7) day revocation period spans two calendar years, the Termination Fee will be paid in the second calendar year. Consultant’s right to the Termination Fee is further conditioned upon Consultant’s continued compliance with Sections 8-11 of this Agreement. If Consultant breaches any of its obligations in Sections 8-11 of this Agreement, it will immediately return to the Company any portion of the Termination Fee that has been paid pursuant to Section 7.

8. Covenant Not to Compete.

(a)	During Consulting term with the Company and for an additional period of one year following the termination of Agreement with the Company for any reason except for a termination without Cause (the “Restricted Period”), Consultant covenants and agrees that, with respect to the entire United States of America and Canada (the “Restricted Area”), Consultant shall not, directly or indirectly, for his own benefit or to the detriment of the Company or any of its Affiliates:

(i).	Compete with the Company in the Business, including by providing services to a direct competitor of the Company, in a manner or capacity outlined in (iii) below (e.g., through any form of ownership, lending relationship, or as an advisor, principal, investor, agent, partner, officer, director, manager, Consultant, employer, independent contractor, consultant, member of any association or otherwise, whether or not for compensation or gain) by working for, becoming employed by, engaging in, carrying on, or providing services to any business involving the Business;

(ii).	Own, manage, operate, join or control, or participate in the ownership, management, operation or control of, a business (however structured) that carries on or engages in any manner in the Business;

(iii).	Perform services of the type he or she performs for the Company for any Person engaged in the Business that is a direct competitor, whether as an employee, independent contractor, consultant or otherwise; or

(iv).	Solicit, induce or otherwise contact customers or suppliers of the Company for any purpose or manner detrimental to the Company.

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The parties agree that each of the foregoing prohibitions is intended to constitute a separate restriction. Accordingly, should any such prohibition be declared invalid or unenforceable, such prohibition shall be deemed severable from and shall not affect the remainder thereof. The Parties further agree that the foregoing restrictions are reasonable in both time and scope.

(b)	Ownership by Consultant, as a passive investment, of the outstanding equity securities of any corporation or other entity listed on a national securities exchange or publicly traded on any nationally recognized over-the-counter market shall not constitute a breach of Section 8(a) of this Agreement.

9. Confidential Information.

(a)	Consultant hereby acknowledges that Consultant may be exposed to trade secrets and confidential and proprietary information of the Company and its Affiliates, including, without limitation, all design drawings, blueprints, plans, designs, calculations, technical specifications, construction notes or other works of authorship, inventions, writings, information, data, formulas, models, photographs, and design concepts, and the like, and all other documentation developed for or relating to the Company and its Affiliates and other technical information (including functional and technical specifications, designs, drawings, analysis, research, processes, procedures, manuals, computer programs, methods, ideas, Intellectual Property, Intellectual Property Rights, “know how” and the like), business information (development and acquisition prospects, reserve reports, materials, plans, accounting and financial information, pricing information, customer and supplier information, completion studies, expansion or acquisition opportunities, personnel records and the like) and other information designated as confidential expressly or by the circumstances in which it is provided (“Confidential Information”). Confidential Information does not include (i) information already known or independently developed by a third party recipient without the use of Confidential Information; (ii) information in the public domain through sources free of any confidentiality restriction and without any wrongful act of the recipient, or (iii) information received by the recipient from another third party who was free to disclose it.

(b)	Consultant hereby agrees, while engaged by the Company or at any time thereafter, to keep strictly confidential and not disclose, use, divulge, publish, or otherwise reveal, directly or through any other Person, any Confidential Information of the Company and its Affiliates, except as may be necessary for Consultant to perform his duties and obligations in conjunction with it’s services with the Company. Consultant further agrees that, upon expiration or termination of this Agreement with the Company for any reason, Consultant will not, without the prior written consent of the Company, take any Confidential Information of the Company or its Affiliates.

(c)	All written or electronic materials, records and documents made by the Consultant or in the possession of the Consultant during this Agreement with the Company concerning the business or affairs of the Company or its Affiliates or otherwise containing Confidential Information, or other items or property held by or for the Consultant, but owned or used by the Company or its Affiliates, shall be the sole property of the Company or its Affiliate, as the case may be, and, upon termination of Consultant’s services with the Company or upon the request of the Company or any of its Affiliates, Consultant shall promptly deliver all of such materials, records, documents or other items of property that are then in his possession.

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(d)	Notwithstanding anything herein to the contrary, nothing in this Agreement shall (i) prohibit the Consultant from making reports of possible violations of federal law or regulations to any governmental agency or entity in accordance with the provisions of and the rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, as amended, or of any other whistleblower protection provisions of state or federal law or regulations, (ii) require notification or prior approval by the Company of any reporting described in clause (i), or (iii) limit the Consultant’s right to receive an award for information reported to any government agency or entity as described in clause (i).

10. Non-Solicitation of Consultants. During the Restricted Period, Consultant will not under any circumstances within the Restricted Area, without the express written consent of the Company, employ, solicit the employment or engagement of, or assist any other entity in employing or soliciting the employment or engagement of, any Protected Person (as defined below), recommend the employment or engagement of any Protected Person to any other business or encourage any Protected Person to terminate his or her employment relationship with the Company or any of its Affiliates. A “Protected Person” means any person who was employed by the Company or any of its Affiliates at or after the Effective Date and prior to the termination of Consultant’s services with the Company.

11.Ownership of Inventions and Other Intellectual Property.

(a)	Company’s Ownership of Inventions and Other IP: Assignment. All Discovered IP Rights shall be the sole and exclusive property of the Company without additional compensation to Consultant. Consultant forever and irrevocably assigns to Company, without any reservation for royalties or other reservations, and free and clear of all liens, claims and encumbrances of any kind whatsoever, any Discovered IP Rights. Consultant shall disclose promptly to the Company or its nominee any and all Discovered IP. Without in any way limiting the Company’s rights or Consultant’s obligations under the foregoing, to the extent that a work may be deemed a “work made for hire”, Consultant and the Company agree that such work (regardless of whether such work is created or authored solely by Consultant or is created or authored jointly with, or with the assistance, participation or involvement of one or more other Persons) shall be a “work made for hire” and Consultant hereby assigns to the Company, without any reservation for royalties or other reservations, and free and clear of all liens, claims and encumbrances of any kind whatsoever, the entire present and future right, title, claim and interest in and to all Intellectual Property Rights to such work.

(b)	Consultant’s Further Assurances. Whenever requested to do so by the Company, Consultant shall execute, without further compensation to Consultant, but at the expense of the Company, any and all applications, assignments, oaths, certifications, declarations, statements, affidavits or other instruments which the Company shall deem necessary to grant to, vest in or perfect for the Company or its nominee the right, title, claim and interest in and to the Discovered IP Rights to enable the Company or its nominee to apply for, obtain, procure, register, maintain, renew, defend and enforce Intellectual Property Rights in and to the Discovered IP, whether in the United States, Canada or any foreign country, or to otherwise protect Company’s or its nominee’s interest therein. These obligations shall continue beyond the termination of services and shall be binding upon Consultant’s assigns, executors, administrators, heirs and other legal representatives. Consultant represents and warrants, and, throughout Consultant’s services with the Company, continues to represent and warrant, that Consultant has not heretofore assigned, licensed or granted any right, title, claim or interest in and to the Discovered IP Rights to any other Person or entered into any agreement, commitment or undertaking in conflict with this Agreement; and that Consultant shall never assign, license, or grant any right, title, claim or interest of any kind to the Discovered IP Rights or enter into any agreement, commitment or undertaking in conflict with this Agreement save and except as expressly authorized by the Company in writing. Without limiting the Company’s rights or Consultant’s obligations under the foregoing, whenever requested to do so by the Company, Consultant shall, without further compensation to Consultant, but at the expense of the Company, do the following with respect to, for, arising out of or related to any of the Discovered IP Rights: (1) cooperate with the Company in the filing, application, procurement, prosecution, maintenance, enforcement and defense of each and every domestic or foreign patent application or application for invention or industrial rights (including, without limitation, each and every provisional, original, divisional, continuation or continuation in part patent application); patent or invention certificate (including, without limitation, any proceedings for the reissue, reexamination, renewal or extension of a patent); interference proceeding, opposition or cancellation proceeding, priority contest or public use proceedings; trade secret, trade dress, trademark or other right or benefit; (2) appear before or assist in preparations for any and all hearings, depositions or other proceedings related to any of the foregoing; and, (3) take such further actions as reasonably requested by the Company so that the Company enjoys the full extent of the assignment granted under, or other rights arising under, this Agreement. Consultant represents and warrants that Consultant shall never disclose to the Company, or use for the benefit of the Company, any trade secrets or other confidential information learned or obtained from Consultant’s previous employers or other Persons if such disclosure or use would violate the trade secret rights or other rights of such previous employers or other Persons.

(c)	Consultant’s Indemnification of Company. Consultant shall indemnify, defend and hold the Company and its Affiliates, and each of the foregoing’s directors, officers, shareholders, members, managers, Consultants and agents, harmless from any and all claims, demands, suits, causes of action, damages (including, without limitation, consequential damages), liabilities, losses, costs, expenses and fees (including reasonable attorneys’ fee and investigatory fees) for or arising out of or from Consultant’s breach, misrepresentation or otherwise failure to fully perform, satisfy, comply and observe all of Consultant’s agreements, covenants, representations, warranties, commitments, obligations or other undertakings arising under this Section 11.

(d)	Consultant’s Assignment of Prior Rights. Consultant hereby assigns to the Company any and all Intellectual Property and/or Intellectual Property Rights related to the operations of the Company that may have inured to Consultant’s benefit prior to the Effective Date.

12. Non-Disparagement. During this Agreement and following termination of the services, whatever the cause, Consultant agrees not to disparage, and to cause Consultant’s Affiliates not to disparage, either orally or in writing, any of the Company or its Affiliates or the foregoing Persons’ business, products, services or practices, or any of the Company’s or its Affiliates’ directors, officers, agents, representatives, stockholders, partners, members, Consultants, or managers.

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13. Reasonable Limits. Consultant acknowledges that the agreement of the Consultant not to engage in the activities prohibited herein for the period of time and in the areas agreed upon herein is a substantial consideration for services with the Company. Consultant hereby acknowledges that the above covenants are manifestly reasonable on their face and expressly agrees that they are also reasonable as to time and territorial scope and otherwise and that same are no greater than is required for the protection of the respective interests of the parties.

14. No Violation of Third Party Rights. The Consultant hereby represents, warrants and covenants to the Company that the Consultant: (a) shall not, during the term of this Agreement with the Company, infringe upon or violate any proprietary rights of any third party (including, without limitation, any third party confidential relationships, patents, copyrights, trade secrets, Intellectual Property or other proprietary rights); (b) is not a party to any agreement with a third party that prevents him from fulfilling the terms of the Agreement and the obligations of this Agreement or which would be breached as a result of Consultant’s execution of this Agreement or performance of services or duties; and (c) agrees to respect any and all valid obligations which Consultant may now have to prior employers or to others relating to confidential information, inventions or discoveries which are the property of those prior employers or others, as the case may be.

15. Resignation from All Positions. Upon the termination of the Consultant’s services with the Company for any reason, Consultant shall be deemed to have resigned, as of the date of such termination, from all positions he then holds as an officer, director, Consultant and member of the Board (and any committee thereof) and the boards of all of its subsidiaries.

16. Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, by nationally recognized overnight courier, or mailed by United States certified mail, return receipt required, postage prepaid, or sent by electronic mail addressed as follows:

If to the Company to:	Alpha Modus Holdings, Inc.
20311 Chartwell Center Drive, #1469
Cornelius, NC 28031
[redacted]

If to Consultant to:	9185-5759 Quebec Inc.
619 Brault
Verdun, H4H 2B3, Quebec
[redacted]

17. Governing Law. The provisions of this Agreement shall be construed in accordance with the substantive local law of the State of Delaware, without consideration of the conflicts of law provisions thereof.

18. Remedies. Each party acknowledges that the other party will have no adequate remedy at law if the first party violates certain of the terms of this Agreement, and that the other party shall have the right, to the extent permitted by applicable law, in addition to any other rights or remedies it may have, to obtain from any court of competent jurisdiction, injunctive relief to restrain any breach or threatened breach hereof or otherwise to specifically enforce the provisions hereof.

19. Waiver. No waiver of any obligation, right or remedy under this Agreement shall be effective, unless such waiver is made in writing, specifying the terms of this Agreement. Any such waiver by either party of any of its rights or remedies hereunder on any occasion shall not be a bar to the exercise of the same right or remedy on any subsequent occasion or of the exercise of any other right or remedy at any time.

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20. Integration and Amendments. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding, whether written or oral, relating to such subject matter. No modification or amendment to this Agreement shall be effective or binding unless in writing, specifying such modification or amendment, executed by both of the parties hereto.

21. Severability. If any provision, paragraph or subparagraph of this Agreement is adjudged by any court to be void or unenforceable, in whole or in part, such an adjudication shall not be deemed to affect the validity of the remainder of the Agreement, and all other provisions, sections and subsections of this Agreement shall be severable from every other provision, section or subsection and each constitutes a separate and distinct covenant.

22. Court Modification for Enforcement. In the event a court determines that any provisions of this Agreement are overbroad, excessive or unenforceable in any respect including but not limited to the Restricted Period, the Restricted Area, or the nature of the restrictions, then in such an event the parties agree that the court shall be permitted to modify this Agreement in order to make the restrictions more narrow and to make this Agreement enforceable in order to provide each party with the maximum restriction or restrictions allowed by law.

23. Reimbursement for Expenses. If litigation or other action is commenced between the parties concerning any dispute arising out of or relating to this Agreement, the prevailing party in the action will be entitled, in addition to any other award that may be made, to recover all court costs or other official costs and all reasonable expenses associated with the action, including without limitation reasonable attorney’s fees and expenses.

24. Survival of Certain Provisions. The rights and obligations of Consultant and Company under Sections 7-12 of this Agreement shall survive the expiration or termination of this Agreement.

25. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument, respectively. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in Portable Document Format (“PDF”) shall be treated as originals, fully binding and with full legal force and effect, and the Parties waive any rights they may have to object to such treatment. Any party delivering an executed counterpart of this Agreement by facsimile or PDF also may deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

(Signature Page Follows)

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IN WITNESS WHEREOF, the parties have executed this Consulting Agreement effective as of the Effective Date above.

Alpha Modus Holdings, Inc.

By:	/s/ William Alessi
William Alessi
President and Chief Executive Officer

Consultant:

/s/ Alexander Asgary
Name:	Alexander Asgary
9185-5759 Quebec Inc.

EXHIBIT A

DEFINED TERMS

The following terms, as used in this Agreement and in any correspondence or other communications between the parties in performing or in connection with this Agreement, shall have the meaning ascribed as follows:

(a) “Affiliates” means with respect to any Person, (a) any Person directly or indirectly controlling, controlled by or under common control with such Person; (b) any Person owning or controlling fifty percent (50%) or more of the outstanding voting securities or interests of such Person; (c) any officer, director, member, manager, trustee or (limited or general) partner of such Person or of any Person specified in (a) or (b) above; and (d) any Person in which any officer, director, member, manager, trustee or (limited or general) partner of any Person specified in (c) above is an officer, director, member, manager, trustee, or (limited or general) partner. For purposes of this definition, “control” (including, with correlative meaning, controlled by and under common control with) of a Person means the direct or indirect possession of the power to direct or cause the direction of management or policies of such Person through any means.

(b) “Average Annual Success Fee” means (a) if the CC Termination occurs before the Annual Success Fee is paid for the Consultant’s first year of service, 110% of the Consultant’s Fees as in effect on the Effective Date, or (b) otherwise, the average Annual Success Fee paid pursuant to Section 3.(b) for the preceding three years (or such lesser number of years as the Consultant may have been engaged).

(c) “Business” means the business of Alpha Modus Holdings, Inc. and all activities related thereto, specifically the development or marketing of the Alpha Cash or ARIA product and services or similar products and services, or products and services that use or infringe on Alpha Modus, Corp.’s intellectual property .

(d) “Cause,” shall mean by reason of such Consultant’s: (A) conviction of, or plea of nolo contendere to, any felony or to any crime or offense causing substantial harm to the Company or its Affiliates or involving acts of theft, fraud, dishonesty, embezzlement, moral turpitude, or similar conduct, (B) repeated intoxication by alcohol or drugs during the performance of such Consultant’s duties in a manner that materially and adversely affects the Consultant’s performance of such duties, (C) malfeasance, in the conduct of such Consultant’s duties, including, but not limited to, (1) misuse or diversion of funds of the Company or its Affiliates, (2) embezzlement, or (3) misrepresentations or concealments on any written reports submitted to or on behalf of the Company or its Affiliates, (D) violation of any provision of this Agreement, or (E) failure to perform the duties of such Consultant’s services or service relationship with the Company or its Affiliates after the Consultant shall have been informed, in writing, of such material failure and given a period of not less than 30 days to remedy the same, or (F) failure to follow or comply with the reasonable and lawful written directives or policies of the Company or any Affiliate of the Company by which such Consultant is employed or in a service relationship with.

(e) “CC Termination” means any of the following: (a) the Consultant’s services is terminated by the Company without Cause following a Change of Control; (b) the Consultant resigns as a result of a material diminution in the Consultant’s authority, duties, or responsibilities, a material reduction in the Consultant’s then current Fees or a material reduction in the Consultant’s then current benefits as provided in Sections 3-4, a relocation of more than 50 miles from the Consultant’s then current place of service being required by the Company, or a material breach by the Company under this Agreement; or (c) the Consultant resigns in connection with a Change in Control as a result of the Company’s failure to obtain the assumption of this Agreement, without limitation or reduction, by any successor to the Company or any parent corporation of the Company.

(f) “Change in Control” shall mean that any one of the following applies:

(i) The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of 40% or more of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”). For purposes of this paragraph (i) the following acquisitions by a Person will not constitute a Change in Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company; or (C) any acquisition by any Consultant benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company.

(ii) If William Alessi ceases to be an officer or director of the Company.

(iii) The consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless following such Business Combination: (i) the individuals and entities who were the beneficial owners, respectively, of the outstanding common stock of the Company and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions to one another as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any Consultant benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 40% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the Board of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(g) “Discover” means create, invent, originate, author, devise, engineer, formulate, develop, prototype, improve, compile, design, conceive, reduce to practice, discover, make, produce, generate or otherwise identify or document; and, other grammatical forms of the term “Discover” shall have the grammatical meaning of such form (for example, but not in limitation, “Discovered” means created, invented, etc., and “Discovery” means creation, invention, etc.).

(h) “Discovered IP” means the Intellectual Property in any way Discovered by Consultant (regardless of whether such Discovery is made solely by Consultant or is made jointly with, or with the assistance, participation or involvement of one or more other Persons) wherein such Discovery occurs during, in conjunction with, in relation to or preparatory to, or otherwise arises out of, Consultant’s course and scope of services with Company (regardless of whether or not such Discovery occurs or otherwise arises with or without the use or benefit of Company’s equipment, facilities or other resources; and, further, regardless of whether or not such Discovery occurs or arises during company time, Consultant’s free or personal time or otherwise); provided, however, that Discovered IP shall not include any Intellectual Property created, developed, authored, invented, conceived, reduced to practice or otherwise discovered by or through 9512-3097 Quebec Inc., dba Giant Financial Labs independent of its engagement by the Company pursuant to this Agreement.

(i) “Discovered IP Rights” means the Intellectual Property Rights for the Discovered IP.

(j) “Intellectual Property” means, whether or not patentable, each and all of the following: ideas, inventions, concepts, developments, improvements, discoveries, designs, compounds, substances or other materials, formulations, compilations, designs, applets, scripts, databases, or other computer programs, firmware or software, manuals, documentation, test procedures or techniques, training materials, systems materials, other materials, reports, creations, other works of authorship, machines, apparatus, technology, prototypes, confidential information, know-how, show-how, trade secrets, methods (whether technological, business or otherwise), processes, marks, symbols, slogans, emblems, business plans and strategies or other proprietary things or information, excluding, for greater certainty, any Intellectual Property created, developed, authored, invented, conceived, reduced to practice or otherwise discovered by or through 9512-3097 Quebec Inc., dba Giant

Financial Labs independent of its engagement by the Company pursuant to this Agreement .

(k) “Intellectual Property Rights” means all worldwide rights (including, without limitation, all rights to, and to apply for, register, own, license and otherwise exploit, as well as all rights to any now or hereinafter pending applications for, issued, registered, registrations for, or otherwise existing, United States or foreign patents, industrial rights, invention certificates, copyrights, rights of authorship, trademarks, service marks, trade names, trade dress, trade secrets or other proprietary or intellectual property rights) in and to the Intellectual Property; and, without limiting the generality of the foregoing, the term “Intellectual Property Rights” also includes all present or future applied for, claimed, pending, registered or issued United States or foreign patents and all applications therefor, including, without limitation, all original, provisional, divisions, continuations, continuations-in-part and continued prosecution applications and, including, without limitation, all reissues or extensions thereof.

(l) “Person” means and includes any individual, corporation, partnership, association, limited liability company, trust, estate, joint venture, or other entity.

(m) “Total Disability” or “Totally Disabled” with respect to Consultant, means he is unable to perform, on a full-time basis the regular activities of his services for a period of (i) six (6) consecutive months or (ii) a total of 26 weeks during any period of 12 consecutive months; provided that authorized vacations or other leaves of absence shall not be counted. The date of Total Disability shall be the date on which the earlier of the requirements stated in (i) or (ii) of this definition are satisfied.

EXHIBIT B

FORM OF RELEASE

This Release (this “Release”) is made effective as of _____________________(the “Effective Date”), by 9185-5759 Quebec Inc. (“Consultant”).

RECITALS

A. Consultant and Alpha Modus Holdings, Inc., a Delaware corporation (the “Company”) are parties to that certain Consulting Agreement, dated effective as of [_______________], 20 (the “Consulting Agreement”).

B. This Release is delivered pursuant to Section 7(c) of the Consulting Agreement.

C. Consultant acknowledges that the execution and delivery of this Release is a condition to receiving the Severance Payment pursuant to Section 7 of the Consulting Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, in order to induce Purchaser to consummate the transactions contemplated by the Purchase Agreement, Seller and Members hereby agree as follows:

Section 1 Terms. Capitalized terms used herein but not otherwise defined shall have their respective meanings set forth in the Consulting Agreement.

Section 2 Releases.

(a) Consultant hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and its Affiliates and their respective officers, directors, members, managers, successors and assigns (the “Released Parties”) from any and all claims, demands, proceedings, causes of action, orders, obligations, debts and liabilities whether known or unknown, suspected or unsuspected, both at law and in equity, which Consultant now has or has ever had against the Released Parties arising on or prior to the Effective Date, whether pursuant to contract or otherwise and whether or not relating to claims pending on, or asserted after, the Effective Date, including, but not limited to any and all claims arising out of or related to Consultant’s services with the Company, including any alleged violation under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000(e) et seq.; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991,42 U.S.C. §1981,; the Rehabilitation Act of 1973, as amended; Consultant Retirement Income Security Act of 1974 (except for vested benefits under any tax qualified benefit plan), as amended, 29 U.S.C. § 1001 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Genetic Information Nondiscrimination Act of 2008, the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, employment or other contract claim, or common or civil law claim for wrongful discharge, defamation, or invasion of privacy arising out of or in any way connected with or involving any employment relationship of Consultant with any Released Party, the termination or resignation of Consultant’s services with any Released Party, or any continuing effects of services with any Released Party, including, but not limited to, any claim for severance pay other than Severance Pay required pursuant to Section 7 of the Consulting Agreement, bonus, salary, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation, or disability.

(b)(1) Consultant acknowledges that the Company is not obligated to provide the Severance Payment pursuant to Section 7 of the Consulting Agreement and that the Company has agreed to provide such consideration in exchange for the Release. Consultant further acknowledges that neither payment by the Company of the Severance Payment, nor any term or condition contained in the Release or the Consulting Agreement, shall be construed as an admission of liability or wrongdoing by the Company.

(2) Consultant acknowledges that he was given a period of forty-five (45) days to consider and execute the Release. Further, Consultant acknowledges that he has a right to revoke this Release within a period of seven (7) days following his signing the Release. Consultant also understands that the Release shall not become effective or enforceable until the seven–day period has ended and he has not revoked the Release.

(3) Consultant understands that if he does not sign the Release within forty-five (45) days, or if he revokes the Agreement within the seven (7) day revocation period, he will not receive the Severance Payment.

Section 3 Representations and Warranties. Consultant represents and warrants to the Released Parties that he has not assigned or otherwise transferred any right or interest in any claims released pursuant to Section 2 hereof. Consultant also represents that he has read and fully understands the Release and acknowledges that he had the right and full opportunity to review this Release with an attorney of his choice and was encouraged to do so. Consultant further represents has signed this Release freely and voluntarily, with full knowledge that he is waiving all claims against the Company through the date of this Release.

Section 4 Covenants. Consultant hereby irrevocably and perpetually covenants as follows:

(a) Consultant will refrain from, directly or indirectly, asserting any claims released pursuant to Section 2 hereof, or commencing, instituting or causing to be commenced, any proceeding of any kind against the Released Parties, based upon any matter purported to be released hereby.

(b) Consultant will not assign or transfer any right or interest in any claims released pursuant to Section 2 hereof.

Section 5 Miscellaneous.

(a) The invalidity or unenforceability of any provision of this Release shall not affect the other provisions hereof, and this Release shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

(b) This Release shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any applicable principles of conflicts of law.

(c) This Release shall not be amended or modified except by a written instrument duly executed by Consultant and the Company.

(d) Captions and headings of the sections and paragraphs of this Release are intended solely for convenience and no provision of this Release is to be construed by reference to the caption or heading of any section or paragraph.

(e) Notwithstanding anything herein to the contrary, nothing in this Release shall (i) prohibit the Consultant from making reports of possible violations of federal law or regulations to any governmental agency or entity in accordance with the provisions of and the rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, as amended, or of any other whistleblower protection provisions of state or federal law or regulations, (ii) require notification or prior approval by the Company of any reporting described in clause (i), or (iii) limit Consultant’s right to receive an award for information reported to any government agency or entity as described in clause (i).

(Signature Page Follows)

IN WITNESS WHEREOF, the undersigned has executed and delivered this Release effective as of the Effective Date above.

Consultant:	9185-5759 Quebec Inc.

Per: Alexander Asgary
9185-5759 Quebec Inc.